Exhibit 99.1

PRESS RELEASE

Contacts:
Roger G. Stoll, Ph.D.	Erika Moran/ Dian Griesel, Ph.D.
Chairman, President and CEO	Media Contact: Janet Vasquez / Lynn Granito
Cortex Pharmaceuticals, Inc.	The Investor Relations Group
(949) 727-3157	(212) 825-3210

CORTEX NAMES PIERRE V. TRÂN, MD, MMM,

CHIEF MEDICAL OFFICER AND VICE PRESIDENT OF

CLINICAL DEVELOPMENT

IRVINE, CA (October 16, 2007) — Cortex Pharmaceuticals, Inc (AMEX: COR) has named Pierre Trân, MD, MMM as its Chief Medical Officer and Vice President of Clinical Development. Dr. Trân will join the company’s expert team as they continue development of the AMPAKINE® technology. Along with advancing the clinical development for CX717, he also will oversee the clinical development program of CX701.

Prior to joining Cortex, Dr. Trân held senior level positions at XenoPort Inc., where he was Senior Vice President and Chief Medical Officer, and at Eli Lilly and Company, where he was Global Medical Director of the Joint Antidepressant Group. Dr. Trân received an MD from the Université de Franche-Comté in France and a Masters in Medical Management (MMM) from Tulane University. He completed his residency training at Duke University and holds an academic appointment as Assistant Consulting Professor in the Department of Psychiatry and Behavioral Sciences at Duke University Medical Center.

Dr. Trân’s career has focused in the field of clinical research and development programs of novel compounds targeting schizophrenia, depression, anxiety disorders, neuropathic pain, fibromyalgia, Parkinson’s disease, spasticity, and restless legs syndrome. He has been successful in developing drug candidates with multiple indications, including Zyprexa® and Cymbalta®. Along with contributing to several books, he has extensive publications in peer-reviewed journals and has been a reviewer for the Journal of Clinical Psychiatry, the Journal of Clinical Psychopharmacology, Progress in Neuropsychopharmacology & Biological Psychiatry, and the Journal of Psychiatric Research. Dr. Trân is a member of the American Psychiatric Association and the Society of Biological Psychiatry.

“Dr. Trân brings 15 years of experience in developing drugs in the CNS field and represents an invaluable addition to our clinical development program,” stated Dr. Roger Stoll, President and Chief Executive Officer of Cortex. “As we move forward with the advancement of our AMPAKINE technology, Dr. Trân’s expertise in both clinical and regulatory issues related to the development of drugs can make the difference between success and failure for a small company like Cortex. We are fortunate to be able to attract an individual with such a successful track record in bringing significant new CNS drugs to the market within the U.S. and globally.”

Dr. Trân concurred: “It is my great pleasure to join Cortex at this defining juncture and contribute to the clinical advancement of CX717 and other AMPAKINE compounds that are the products of groundbreaking discovery research.”

About Cortex Pharmaceuticals:

Cortex, located in Irvine, California, is a neuroscience company focused on novel drug therapies for neurological and psychiatric disorders. The Company is pioneering a class of proprietary pharmaceuticals called AMPAKINE compounds, which act to increase the strength of signals at connections between brain cells. The loss of these connections is thought to be responsible for memory and behavior problems in Alzheimer’s disease. Many psychiatric diseases, including schizophrenia, occur as a result of imbalances in the brain’s neurotransmitter system. These imbalances may be improved by using the AMPAKINE technology. Cortex has alliances with N.V. Organon for the treatment of schizophrenia and depression and with Les Laboratoires Servier for the development of AMPAKINE compounds to treat the neurodegenerative effects associated with aging and disease. In December 2006 Cortex terminated the research collaboration with Servier enabling Cortex to pursue the use of AMPAKINE compounds in the treatment of neurodegenerative diseases on a global basis. However, Servier retained the right to select up to three compounds developed during the collaboration for further development for the treatment of neurodegenerative diseases. Cortex may receive additional milestones and royalties if either Organon or Servier is successful in developing and commercializing AMPAKINE compounds. For additional information regarding Cortex, please visit its website at www.cortexpharm.com.

Forward-Looking Statement

Note – This press release contains forward-looking statements concerning the Company’s research and development activities. The success of such activities depends on a number of factors, including the risks that the Company’s proposed compounds may at any time be found to be unsafe or ineffective for the indications under clinical test and that clinical studies may at any point be suspended or take substantially longer than anticipated to complete. As discussed in the Company’s Securities and Exchange Commission filings, the Company’s proposed products will require additional research, lengthy and costly clinical testing and regulatory approval. AMPAKINE compounds are investigational drugs and have not been approved for the treatment of any disease.

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